Exhibit 2.3


                          Wampler Foods, Inc.
                           Term Credit Note

                                                     Chicago, Illinois
$10,000,000                                     November 20, 1998

     For Value Received, the undersigned, Wampler Foods, Inc., a Virginia corporation (the "Company"), hereby promises to pay to the order of Harris Trust and Savings Bank (the "Lender"), at the principal office of Harris Trust and Savings Bank in Chicago, Illinois, the principal sum of Ten Million Dollars ($10,000,000) or, if less, the aggregate unpaid principal amount of such Lender's pro rata share of the Term Loan made to the Company under the Term Credit provided for under the Credit Agreement hereinafter identified and defined and remaining unpaid on November 20, 2001, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates specified in said Credit Agreement.

     This Note evidences a loan constituting part of a "Domestic Rate Portion" or a "LIBOR Portion" as such terms are defined in that certain Credit Agreement dated as of November 20, 1998, by and among the Company, WLR Foods, Inc., certain of its Subsidiaries, Harris Trust and Savings Bank, individually and as Agent thereunder, and the other Lenders which are now or may from time to time hereafter become parties thereto (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement") made to the Company by the Lender under the Term Credit provided for under the Credit Agreement, and the Company hereby promises to pay interest at the office specified above on each loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

     The loan made under the Term Credit provided for in the Credit Agreement by the Lender to the Company against this Note, any repayment of principal hereon, the status of each such loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto shall be endorsed by the holder hereof on a schedule to this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on a schedule to this Note prior to any negotiation hereof). The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on a schedule to this Note or recorded on the books and records of the holder hereof shall be prima facie evidence of the unpaid balance of this Note and the status of such loan from time to time as part of the Domestic
Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto.

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     This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof.

     This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

     The Company hereby promises to pay all costs and expenses (including attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.


                                        Wampler Foods, Inc.



                                        By:__/S/ Dale S. Lam__
                                        Name:__Dale S. Lam__
                                        Title:__Treasurer__
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